Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tae Heum Jeong, a true and lawful attorney-in-fact and agent, with full power to him (including the full power of substitution and resubstitution), to sign for him or her and in his or her name, place and stead, in the capacity or capacities set forth below, (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to be filed by Rexahn Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (2) any amendments to the foregoing Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Signature	Title	Date
/s/ Peter D. Suzdak	Chief Executive Officer and Director	March 16, 2015
Peter D. Suzdak
/s/ Tae Heum Jeong	Chief Financial Officer and Secretary	March 16, 2015
Tae Heum Jeong
/s/ Chang H. Ahn	Chairman	March 16, 2015
Chang H. Ahn
/s/ Peter Brandt	Director	March 16, 2015
Peter Brandt
/s/David McIntosh	Director	March 16, 2015
David McIntosh
/s/ Charles Beever	Director	March 16, 2015
Charles Beever
/s/ Kwang Soo Cheong	Director	March 16, 2015
Kwang Soo Cheong
/s/ Si Moon Hwang	Director	March 16, 2015
Si Moon Hwang
/s/ Mark Carthy	Director	March 16, 2015
Mark Carthy
/s/ Richard Rodgers	Director	March 16, 2015
Richard Rodgers